EXHIBIT 16.1

[LETTERHEAD OF SMITH & COMPANY]


May 15, 2002


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Pawnbrokers Exchange, Inc. (the "Company"), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 20, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Kind regards,



/s/ Smith & Company
SMITH & COMPANY